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                                                                     Exhibit 99


                            [INTELLIGROUP LETTERHEAD]

For Immediate Release

CONTACT:
Investor Relations
(732) 362-2380


               INTELLIGROUP APPOINTS J.H. COHN LLP AS NEW AUDITORS

EDISON, N.J., November 1, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., a global provider of strategic IT outsourcing services, today announced that it appointed J.H. Cohn LLP as the Company's independent registered public accounting firm effective immediately.

After evaluation, the Company's Audit Committee selected J.H. Cohn and they have been appointed as the Company's independent registered public accounting firm. Founded in 1919, J.H. Cohn is the largest regional firm in the Northeast with a strong focus on providing valuable services to middle market companies. J.H. Cohn's acceptance of this appointment is conditional upon satisfactory completion of their normal acceptance procedures.

J.H. Cohn will begin its work with the review of the Company's interim financial information for the quarter ended June 30, 2004. Deloitte & Touche LLP recently informed the Company that its previously announced intention to resign was effective immediately. As previously disclosed, Deloitte's decision to resign was not the result of any disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

"J.H. Cohn has a strong reputation within the accounting profession and with their focus on middle market companies like ours, we feel that J.H. Cohn is equipped to deliver the best value to our business moving forward. We look forward to beginning this relationship." said Arjun Valluri, Chief Executive Officer of Intelligroup.

ABOUT INTELLIGROUP

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.


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SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.